Exhibit 14(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 14, 2001, relating to the financial statements and financial highlights of Pilgrim Global Information Technology Fund and Pilgrim Global Communications Fund (two of the portfolios constituting Pilgrim Funds Trust), which appears in the October 31, 2001 Annual Report to Shareholders of Pilgrim Funds Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Representations and Warranties" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
February 19, 2002